Exhibit 16.1
Securities and Exchange Commission
 Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for GSE Systems, Inc. and, under the date of March 26, 2014, we reported on the consolidated financial statements of GSE Systems, Inc. as of December 31, 2013 and for each of the years in the three-year period then ended. On March 24, 2014, we were dismissed. We have read GSE Systems Inc.'s statements included under Item 4.01 of its Form 8-K dated March 26, 2014, and we agree with such statements.
Very truly yours,
/s/  KPMG LLP

Baltimore, Maryland
March 26, 2014